Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

NISOURCE ENERGY PARTNERS, L.P.

This Certificate of Amendment to Certificate of Limited Partnership, dated September 22, 2014, has been duly executed and is filed pursuant to section 17-202 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to amend the certificate of formation (the “Certificate of Formation”) of NiSource Energy Partners, L.P., a Delaware limited partnership, under the Act.

1. The name of the limited partnership is NiSource Energy Partners, L.P.

2. The name and the business, residence or mailing address of the general partner are NiSource GP, LLC, 801 East 86th Avenue, Merrillville, Indiana 46410.

3. The Certificate of Limited Partnership is hereby amended so that Article 1 is amended and restated in its entirety to read as follows:

“1. Name. The name of the limited partnership is Columbia Pipeline Partners LP”

4. The Certificate of Limited Partnership is hereby amended so that Article 3 is amended and restated in its entirety to read as follows:

“3. General Partner. The name and the business, residence or mailing address of the general partner are:

CPP GP LLC

San Felipe Street, Suite 2500

Houston, Texas 77056”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the general partner, has executed this Certificate of Amendment to the Certificate of Limited Partnership as of the date first written above.

GENERAL PARTNER: CPP GP LLC

By:	/s/ Stephen P. Smith Stephen P. Smith Authorized Person

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF LIMITED PARTNERSHIP OF NISOURCE ENERGY PARTNERS, L.P.